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                                                                       EXHIBIT 5


     OPINION AND CONSENT OF BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ


                                                                December 1, 2003


First Tennessee National Corporation
165 Madison
Memphis, Tennessee  38103


Gentlemen:


         We have acted as securities counsel for First Tennessee National Corporation, a Tennessee corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the 1933 Act, as amended (the "Act"), relating to the FTN Financial Deferred Compensation Plan (the "Plan"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.


         We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.


         On the basis of the foregoing, we are of the opinion that the Plan has been duly and validly authorized and adopted, and the securities being registered under the Registration Statement that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.


         The foregoing opinion is limited to the federal laws of the United States and the corporate laws of the State of Tennessee, and we are not expressing any opinion as to the effect of the laws of any other jurisdiction.


         In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                         Very truly yours,


                                         /s/ BAKER, DONELSON, BEARMAN, CALDWELL
                                         & BERKOWITZ, PC